Exhibit 99.1

Unaudited Pro-Forma Combined Condensed Statement of Operations for Lionbridge Technologies, Inc. and Mentorix Technologies, Inc. for the year ended December 31, 2003

On September 17, 2003, Lionbridge Technologies, Inc. (the “Company” or “Lionbridge”) completed its acquisition of all of the capital stock of Mentorix Technologies, Inc., a California corporation (“Mentorix”). The transaction was accounted for using the purchase method of accounting. Total purchase consideration was $28.5 million, consisting of a cash payment of $28.1 million made at closing ($21.5 million, net of cash acquired with the business) and an additional $392,000 of direct acquisition costs, primarily consisting of fees to legal counsel and expenses incurred for an independent fairness opinion. The unaudited pro forma combined condensed statement of operations reflects these direct acquisition costs.

The unaudited pro forma combined condensed statement of operations should be read in conjunction with the historical financial statements and the related notes thereto of Lionbridge which are presented in the Annual Report on Form 10-K for the year ended December 31, 2003. The unaudited pro forma combined condensed statement of operations combines Lionbridge’s operating results for the year ended December 31, 2003, with the operating results of Mentorix for the period ended September 17, 2003. The unaudited pro forma combined condensed statement of operations gives effect to the acquisition as if it had occurred on January 1, 2003, respectively, and includes all material pro forma adjustments necessary for this purpose.

The unaudited pro forma combined condensed statement of operations is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition had been consummated as of January 1, 2003, nor is it necessarily indicative of the future operating results of the combined company.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(Amounts in thousands, except per share amounts)

	Lionbridge Year Ended 12/31/03	Mentorix Period Ended 9/17/03	Pro Forma Adjustments		Pro Forma Combined
Revenue	$141,706	$11,240			$152,946

Operating expenses:
Cost of revenue	85,859	5,932	127	(3)	91,918
Sales and marketing	12,983	—	421	(1)	13,404
General and administrative	29,666	1,218	(421	)(1)	30,463
Research and development	613	—			613
Depreciation and amortization	3,298	419			3,717
Amortization of acquisition-related intangible assets	470	—	28	(4)	498
Merger, restructuring and other charges	943	—			943
Stock-based compensation	421	6			427

Total operating expenses	134,253	7,575			141,983

Income from operations	7,453	3,665			10,963
Interest expense:
Interest on outstanding debt	1,893	—			1,893
Accretion of discount on debt	356	—			356
Accelerated recognition of discount and deferred financing charges on early repayment of debt	2,139	—			2,139
Interest income	(89)	—	(21	)(1)	(110)
Other (income) expense, net	288	(268)	21	(1)	41

Income before income taxes	2,866	3,933			6,644
Provision for income taxes	334	39			373

Net income	$2,532	$3,894			$6,271

Net income per share of common stock:
Basic	$0.07				$0.17
Diluted	$0.06				$0.15

Weighted average number of common shares outstanding:
Basic	37,406				37,406
Diluted	40,551				40,551

See accompanying notes to unaudited pro forma combined condensed financial statement.

NOTES TO UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL STATEMENT

(1)	Certain reclassifications have been made to the Mentorix statement of operations to classify certain expenses on a basis consistent with the Lionbridge presentation.

(2)	There were no financial transactions between Lionbridge and Mentorix during the pre-acquisition period presented.

(3)	Accounting adjustments were made to reflect the acquisition of Mentorix as if it had occurred as of January 1, 2003, to reflect the post-acquisition recognition of the fair value of obligations and benefits associated with acquired projects and contracts of $127,000.

(4)	Accounting adjustments were made to reflect the acquisition of Mentorix as if it had occurred as of January 1, 2003, to reflect the amortization of $28,000 on $110,000 of acquired internally-developed software.